UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2014

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 17, 2014 (the “Separation Date”), Jennifer Sethre has resigned as President of Lighting Science Group Corporation, a Delaware corporation (the “Company”), and will resume her role at Pegasus Capital Advisors L.P. (“Pegasus”) as an operating partner, a position she held prior to joining the Company. Ms. Sethre will remain available to the Company as an operating partner of Pegasus. The terms of Ms. Sethre’s resignation are governed by a severance and separation agreement (the “Severance Agreement”), dated July 15, 2014, by and between the Company and Ms. Sethre.

Pursuant to the Severance Agreement, Ms. Sethre is entitled to receive continued payment of her base salary of $350,000 per year through July 17, 2015. The Company has also agreed to pay (i) up to $25,000 in moving expenses and related insurance fees that Ms. Sethre incurs within the next 18 months, (ii) up to $3,900 per month for home rental costs incurred by Ms. Sethre for her current residence in Florida for up to 24 months from the Separation Date, (iii) up to $11,000 for private school tuition costs incurred by Ms. Sethre in Florida for her children for the 2014-2015 school year and (iv) payment for the value of unused vacation accrued through the Separation Date. Further, while continued coverage is elected and available to Ms. Sethre under the Company’s medical, dental or vision plans pursuant to COBRA or any comparable law, she will receive for each month during such coverage (but in no event for more than 24 months following the Separation Date), an amount calculated so that the net amount after tax withholding is equal to the difference between the full COBRA premium for such coverage and the premium paid by active Company employees, as of the Separation Date, for the same coverage. If and when such COBRA (or similar) coverage is no longer available, the Company will reimburse Ms. Sethre for her insurance premium payments, actually incurred, for health insurance coverage for Ms. Sethre and her eligible dependents, provided that such coverage is substantially similar to her coverage under the Company’s employee health insurance plan while she was employed by the Company. The payment and/or reimbursement of such costs is subject to Ms. Sethre’s submission to the Company of appropriate documentation of the costs incurred. In any event, Ms. Sethre will no longer receive, or be entitled to receive, any health insurance or similar benefits from the Company after the 24th month following the Separation Date. The Severance Agreement also contains customary mutual release, confidentiality, non-competition and non-disparagement provisions.

Additionally, on July 16, 2014, and pursuant to the Company’s 2012 Amended and Restated Equity-Based Compensation Plan, the Company issued options to purchase 10,000 shares of the Company’s common stock at an exercise price of $0.35 per share. Such options are non-qualified stock options and expire one year after issuance, at which time all unexercised options will automatically be terminated and cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: July 18, 2014	By:	/s/ Zvi Raskin
	Name:	Zvi Raskin
	Title:	General Counsel and Secretary